Exhibit 99.1

Tecumseh Products Company Announces It Has Been Exploring Expansion of Its Board of Directors and Equity Changes

ANN ARBOR, Mich. - March 7, 2013 - Tecumseh Products Company (Nasdaq: TECUA, TECUB), a leading global manufacturer of compressors and related products, announced that its Board of Directors has been exploring expansion of Tecumseh's board, using a search process commenced by its Governance and Nominating Committee. This expansion is subject to identifying two additional qualified, experienced and independent candidates.

“Certain of our largest shareholders have made their views known regarding changes that they would like to see us make at the Board level and we certainly value their opinion. As Tecumseh continues to execute its strategy to rebuild value for all of our stakeholders, we believe that adding up to two new members to our Board of Directors would be beneficial. At the same time, we intend to adhere to our governance processes to help bring the appropriate new talent and skills to the Board,” said Jim Connor, President and CEO.

Tecumseh's Board of Directors agree with the position to expand the size of our current five-member board to seven members, which Tecumseh believes will further enhance the board's overall skillset and support a stronger governance structure. After completion of this process, Tecumseh intends to address the appointment of a director to fill its Chairman of the Board vacancy.

In addition, Tecumseh Products Company announced its Board of Directors has determined that it would be beneficial for Tecumseh to reorganize its Class A and Class B shares into one class of stock, and currently expects to have a proposal ready for presentation to shareholders by the 2014 annual meeting of shareholders.

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.

Contact:
Janice Stipp
Tecumseh Products Company
734-585-9507
Investor.relations@tecumseh.com